EXHIBIT 99.1

Contact:	Adam Taich Director of Investor Relations
Phone:	(603) 433-6131 Ext. 415

(For Immediate Release)

Apogent Announces Sale of Senior Subordinated Notes

PORTSMOUTH, N.H (June 2, 2003): Apogent Technologies Inc. (NYSE: AOT) announced today that it has closed its previously announced private placement of $250 million of 6½% Senior Subordinated Notes due 2013. Apogent’s obligations are guaranteed by certain of its U.S. subsidiaries.

Apogent will use the proceeds from the sale to pay for shares purchased in its modified “Dutch Auction” tender offer, which expired at midnight on May 21, 2003, for possible future repurchases of its common stock in the open market or otherwise, and for general corporate purposes.

The sale of the 6½% Senior Subordinated Notes was not registered under the Securities Act of 1933, as amended, or applicable state securities laws. The 6½% Senior Subordinated Notes were offered only to qualified institutional buyers in reliance on Rule 144A and to certain persons in offshore transactions pursuant to Regulation S under the Securities Act. Unless registered, the 6½% Senior Subordinated Notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This news release does not constitute an offer to sell or the solicitation of an offer to buy the securities. Any offer of the securities will be made only by means of a confidential offering memorandum to qualified institutional buyers and in offshore transactions as described above.

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